Exhibit 99.1
NanoString Technologies to Be Acquired by Bruker Corporation
Bruker Wins Competitive Auction
Acquisition Ensures Continued Customer Access to NanoString’s Products
Transaction Expected to Close in early-May 2024
Seattle, March 10, 2024 – (BUSINESS WIRE) -- NanoString Technologies, Inc. (“NanoString” or “the Company”), a leading provider of life science tools for discovery and translational research, today announced that substantially all of its assets will be acquired by Bruker Corporation (“Bruker”), a global life science analytical instrument company, for approximately $392.6 million in cash consideration, plus the assumption of certain liabilities. Following the closing, NanoString’s business operations will no longer be the subject of a chapter 11 proceeding and will be owned by Bruker on a go-forward basis. The acquisition by Bruker validates NanoString’s market-leading technology and ensures continuity of NanoString’s business operations and product development initiatives for customers and substantially all of its employees.
“NanoString’s market-leading platforms for spatial biology and gene expression are enabling researchers to gain unprecedented insights into cancer, immunology, neurology, and other critical disease areas. As a global leader in the life science analytical instrument industry, Bruker is uniquely positioned to ensure ongoing customer access to NanoString’s innovations,” said Brad Gray, President and CEO of NanoString. “The sale to Bruker will also bring about a swift conclusion of our restructuring process. Our loyal customers, suppliers and employees have stood with us through this dynamic period, and we are grateful for their dedication to the future of our technology and our mission to map the universe of biology.”
The transaction was agreed to under a court-supervised chapter 11 sale process pursuant to Section 363 of the U.S. Bankruptcy Code and is expected to close in early-May 2024. On March 10th, another party initially agreed to serve as the “stalking horse” bidder in conjunction with the sale process. On April 12, Bruker submitted a qualifying bid. Following an auction on April 16, a revised offer from Bruker was selected as the winning bid. The substantially improved terms of the Bruker transaction represent an approximately 78% increase in value relative to the “stalking horse” bid. The agreement is subject to Bankruptcy Court approval and other customary closing conditions.
Additional Information About the Court-Supervised Restructuring Process
Additional information regarding the Company’s court-supervised process, including court filings and other information, is available on a separate website administrated by the Company’s claims agent, Kroll, at https://cases.ra.kroll.com/NanoString.
The Company is represented by Willkie Farr & Gallagher LLP as counsel, AlixPartners LLP as restructuring advisor and Perella Weinberg Partners L.P. as restructuring investment banker. Bruker is represented by Morgan Lewis & Bockius LLP as counsel and Goldman Sachs & Co. LLC as financial advisor.
About NanoString
NanoString Technologies, a leader in spatial biology, offers an ecosystem of innovative discovery and translational research solutions, empowering our customers to map the universe of biology. The GeoMx® Digital Spatial Profiler is a flexible and consistent solution combining the power of whole tissue imaging with gene expression and protein data for spatial whole transcriptomics and proteomics. The CosMx™ Spatial Molecular Imager is a single-cell imaging platform powered by spatial multiomics enabling researchers to map single cells in their native environments to extract deep biological insights and novel discoveries from one experiment. The AtoMx™ Spatial Informatics Platform is a cloud-based informatics solution with advanced analytics and global collaboration capabilities, enabling powerful spatial biology insights anytime, anywhere. At the foundation of our research tools is our nCounter® Analysis System, which offers a secure way to easily profile the expression of hundreds of genes, proteins, miRNAs, or copy number variations, simultaneously with high sensitivity and precision. For more information, please visit www.nanostring.com.
Forward-Looking Statements
This press release includes statements that are, or may be deemed, “forward-looking statements.” In some cases, these forward-looking statements can be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately” or, in each case, their negative or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These forward-looking statements reflect the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained herein. Any forward-looking statements that we make in this press release speak only as of the date of such statement, and we undertake no obligation to update such statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events. NanoString’s forward-looking statements in this press release include, but are not limited to, statements about the closing of the chapter 11 sale process; the timing for the end of the chapter 11 restructuring process, future access to NanoString’s products; and other statements regarding NanoString’s strategy and future operations, performance, and prospects, among others. These forward-looking statements are based on current expectations and beliefs concerning future developments and their potential effects. There can be no assurance that future developments affecting NanoString will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond NanoString’s control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the risks associated with the potential adverse impact of the chapter 11 filings on NanoString’s liquidity and results of operations; changes in NanoString’s ability to meet its financial obligations during the chapter 11 process and to maintain contracts that are critical to its operations; the outcome and timing of the chapter 11 process and any potential asset sale; the effect of the chapter 11 filings and any potential asset sale on NanoString’s relationships with vendors, regulatory authorities, employees and other third parties; possible proceedings that may be brought by third parties in connection with the chapter 11 process or the potential asset sale; uncertainty regarding obtaining Bankruptcy Court approval of a sale of NanoString’s assets or other conditions to the potential asset sale; and the timing or amount of any distributions, if any, to NanoString’s stakeholders.
NanoString, NanoString Technologies, the NanoString logo, CosMx, GeoMx, AtoMx and nCounter are trademarks or registered trademarks of NanoString Technologies, Inc. in various jurisdictions.
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Source: NanoString Technologies, Inc.